CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” for Global Stock Fund and International Stock Fund, series of Strategic Funds, Inc. in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

ERNST & YOUNG LLP

New York, New York
December 19, 2006